Exhibit 4.2

Explanatory Note: The body of this document was previously filed with the SEC, as indicated in the Exhibit Index. What follows are additional schedules and/or exhibits to that document that were not included in the original filing.

Schedule 3.4

1. Indenture

2. Collateral Documents

3. Securities

4. Exchange Securities

5. Subsidiary Guarantees

6. Working Capital Facility

7. Loan Agreement, dated March 1, 1998, between CityForest Corporation and City of Ladysmith, Wisconsin

8. Amended and Restated Reimbursement Agreement, dated March 21, 2007, between Cellu Tissue-CityForest LLC and Associated Bank, National Association

9. Mortgage dated as of June 29, 2005 made by Cellu Tissue-CityForest LLC in favor of Associated Bank, National Association

10. Security Agreement dated as of June 29, 2005 made by the Cellu Tissue-CityForest LLC in favor of Associated Bank, National Association

11. Pledge and Security Agreement dated as of June 29, 2005 made by the Cellu Tissue-CityForest LLC in favor of Associated Bank, National Association

12. US Pledge and Security Agreement dated June 12, 2006 made by Cellu Tissue Holdings, Inc. and certain of its Subsidiaries in favor of JP Morgan Chase Bank, N.A.

13. General Security Agreement dated June 12, 2006 made by Interlake Acquisition Corporation Limited in favor of JP Morgan Chase Bank, N.A., Toronto Branch

14. Mortgage and Security Agreement dated June 12, 2006 executed by Interlake Acquisition Corporation Limited in favor of JP Morgan Chase Bank, N.A., Toronto Branch

15. Deed of Trust, Security Agreement, Assignment of Leases and rents, and Fixture Filing dated June 12, 2006 made by Coastal Paper Company to Gulf Title Company, Inc.

16. Open-End Mortgage Deed, Security Agreement, Assignment of Leases and Rents and Fixture Filing dated June 12, 2006 from Cellu Tissue LLC to JP Morgan Chase Bank, N.A.

17. Mortgage dated June 12, 2006 by Menominee Acquisition Corporation for the benefit of JP Morgan Chase Bank, N.A.

18. Open End Mortgage, Security Agreement, Assignment of Leases and Rents, and Fixture Filing dated as of June 12, 2006 made by Cellu Tissue Corporation-Neenah for the benefit of JP Morgan Chase Bank, N.A.

19. Open End Mortgage, Security Agreement, Assignment of Leases and Rents, and Fixture Filing dated as of March 21, 2007 made by Cellu Tissue-CityForest LLC for the benefit of JP Morgan Chase Bank, N.A.

Schedule 3.8

None

Exhibit E

Form of Mortgage

After recording please return to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Chris Garcia

MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF LEASES AND RENTS,

AND FIXTURE FILING

made by

CELLU TISSUE CORPORATION – NATURAL DAM,

Mortgagor,

to

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Collateral Agent, Mortgagee

Dated as of May     , 2009

The maximum amount of principal indebtedness secured hereby shall not exceed [    ] and

00/100 ($[    ],000,000.00)

MORTGAGE, SECURITY AGREEMENT,

ASSIGNMENT OF LEASES AND RENTS, AND FIXTURE FILING

THIS MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF LEASES AND RENTS, AND FIXTURE FILING, dated as of May     , 2009, is made by CELLU TISSUE CORPORATION – NATURAL DAM, a Delaware corporation (“Mortgagor”), whose address is 4921 Route 58 North, Gouverneur, NY 13842 to THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., not in its individual capacity, but solely as collateral agent under the Security Agreement (defined below) (in such capacity, “Mortgagee”) whose address is 101 Barclay Street, New York, New York 10286. References to this “Mortgage” shall mean this instrument and any and all renewals, modifications, amendments, supplements, extensions, consolidations, substitutions, spreaders and replacements of this instrument.

Background

A. Pursuant to that certain Indenture dated as of even date herewith among Cellu Tissue Holdings, Inc. (the “Company”), the subsidiary guarantors (the “Subsidiary Guarantors”) party thereto, including Mortgagor, and Mortgagee, as trustee (as the same may be amended, restated, replaced, supplemented, substituted, or otherwise modified from time to time, the “Indenture”), (i) the Company (x) has issued [    ]% Senior Secured Notes due 2014 to certain holders of the notes (the “Holders”) in an aggregate principal amount not to exceed [    ] ([    ]), and (y) may issue from time to time additional notes pursuant to, and in accordance with, the provisions of the Indenture (as the foregoing (x) and (y) may be amended, restated, replaced, supplemented, substituted, or otherwise modified from time to time, collectively, the “Notes”) and (ii) the Subsidiary Guarantors have guaranteed the Company’s obligations under the Notes and the Indenture.

B. Pursuant to the terms and provisions of the Indenture, Mortgagor, the Company and certain of the Company’s subsidiaries have entered into that certain Security Agreement dated as of even date herewith (as the same may be amended, restated, replaced, supplemented, substituted, or otherwise modified from time to time, the “Security Agreement”) in favor of Mortgagee, as collateral agent, for the benefit of the Secured Parties (references herein to the “Secured Parties” shall mean the collective reference to the Holders and Mortgagee and their respective successors, indorsees, transferees and assigns). Pursuant to the Security Agreement, the Secured Parties have appointed Mortgagee as Collateral Agent hereunder.

C. Mortgagor (i) is the owner of the fee simple estate in the parcel(s) of real property described on Schedule A attached hereto (the “Owned Land”); and (ii) owns all of the buildings, improvements, structures, and fixtures now or subsequently located on the Land (the “Improvements”; the Owned Land and the Improvements being collectively referred to as the “Real Estate”).

D. It is a condition precedent to the purchase of the Notes by the Holders, that Mortgagor execute and deliver this Mortgage to Mortgagee for the ratable benefit of the Secured Parties.

Granting Clauses

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to secure the Mortgagor’s Guarantor Obligations (as such term is defined in the Security Agreement, the “Obligations”),

MORTGAGOR HEREBY GRANTS TO MORTGAGEE A LIEN UPON AND A SECURITY INTEREST IN, AND HEREBY MORTGAGES AND WARRANTS, GRANTS, ASSIGNS, TRANSFERS AND SETS OVER TO MORTGAGEE:

(a) the Owned Land;

(b) all right, title and interest Mortgagor now has or may hereafter acquire in and to the Improvements or any part thereof and all the estate, right, title, claim or demand whatsoever of Mortgagor, in possession or expectancy, in and to the Real Estate or any part thereof;

(c) all right, title and interest of Mortgagor in, to and under all easements, rights of way, licenses, operating agreements, abutting strips and gores of land, streets, ways, alleys, passages, sewer rights, waters, water courses, water and flowage rights, development rights, air rights, mineral and soil rights, plants, standing and fallen timber, and all estates, rights, titles, interests, privileges, licenses, tenements, hereditaments and appurtenances belonging, relating or appertaining to the Real Estate, and any reversions, remainders, rents, issues, profits and revenue thereof and all land lying in the bed of any street, road or avenue, in front of or adjoining the Real Estate to the center line thereof;

(d) all of the fixtures, chattels, business machines, machinery, apparatus, equipment, furnishings, fittings, appliances and articles of personal property of every kind and nature whatsoever, and all appurtenances and additions thereto and substitutions or replacements thereof (together with, in each case, attachments, components, parts and accessories) currently owned or subsequently acquired by Mortgagor and now or subsequently attached to, or contained in or used or usable in any way in connection with any operation or letting of the Real Estate, including but without limiting the generality of the foregoing, all screens, awnings, shades, blinds, curtains, draperies, artwork, carpets, rugs, storm doors and windows, furniture and furnishings, heating, electrical, and mechanical equipment, lighting, switchboards, plumbing, ventilating, air conditioning and air-cooling apparatus, refrigerating, and incinerating equipment, escalators, elevators, loading and unloading equipment and systems, stoves, ranges, laundry equipment, cleaning systems (including window cleaning apparatus), telephones, communication systems (including satellite dishes and antennae), televisions, computers, sprinkler systems and other fire prevention and extinguishing apparatus and materials, security systems, motors, engines, machinery, pipes, pumps, tanks, conduits, appliances, fittings and fixtures of every kind and description (all of the foregoing in this paragraph (d) being referred to as the “Equipment”);

(e) all right, title and interest of Mortgagor in and to all substitutes and replacements of, and all additions and improvements to, the Real Estate and the Equipment, subsequently acquired by or released to Mortgagor or constructed, assembled or placed by Mortgagor on the Real Estate, immediately upon such acquisition, release, construction, assembling or placement, including, without limitation, any and all building materials whether stored at the Real Estate or offsite, and, in each such case, without any further deed, conveyance, assignment or other act by Mortgagor;

(f) all right, title and interest of Mortgagor in, to and under all leases, subleases, underlettings, concession agreements, management agreements, licenses and other agreements relating to the use or occupancy of the Real Estate or the Equipment or any part thereof, now existing or subsequently entered into by Mortgagor and whether written or oral and all guarantees of any of the foregoing (collectively, as any of the foregoing may be amended, restated, extended, renewed or modified from time to time, the “Leases”), and all rights of Mortgagor in respect of cash and securities deposited thereunder and the right to receive and collect the revenues, income, rents, issues and profits thereof, together with all other rents, royalties, issues, profits, revenue, income and other benefits arising from the use and enjoyment of the Mortgaged Property (as defined below) (collectively, the “Rents”);

(g) all unearned premiums under insurance policies now or subsequently obtained by Mortgagor relating to the Real Estate or Equipment and Mortgagor’s interest in and to all proceeds of any such insurance policies (including title insurance policies) including the right to collect and receive such proceeds, subject to the provisions relating to insurance generally set forth below; and all awards and other compensation, including the interest payable thereon and the right to collect and receive the same, made to the present or any subsequent owner of the Real Estate or Equipment for the taking by eminent domain, condemnation or otherwise, of all or any part of the Real Estate or any easement or other right therein;

(h) to the extent not prohibited under the applicable contract, consent, license or other item unless the appropriate consent has been obtained, all right, title and interest of Mortgagor in and to (i) all contracts from time to time executed by Mortgagor or any manager or agent on its behalf relating to the ownership, construction, maintenance, repair, operation, occupancy, sale or financing of the Real Estate or Equipment or any part thereof and all agreements and options relating to the purchase or lease of any portion of the Real Estate or any property which is adjacent or peripheral to the Real Estate, together with the right to exercise such options and all leases of Equipment, (ii) all consents, licenses, building permits, certificates of occupancy and other governmental approvals relating to construction, completion, occupancy, use or operation of the Real Estate or any part thereof, and (iii) all drawings, plans, specifications and similar or related items relating to the Real Estate; and

(i) all proceeds, both cash and noncash, of the foregoing;

(All of the foregoing property and rights and interests now owned or held or subsequently acquired by Mortgagor and described in the foregoing clauses (a) through (c) are collectively referred to as the “Premises”, and those described in the foregoing clauses (a) through (i) are collectively referred to as the “Mortgaged Property”).

TO HAVE AND TO HOLD the Mortgaged Property and the rights and privileges hereby mortgaged unto Mortgagee, its successors and assigns for the uses and purposes set forth, until the Obligations are fully paid and performed, provided, however, that the condition of this Mortgage is such that if the Obligations are fully paid and performed, then the estate hereby granted shall cease, terminate and become void but shall otherwise remain in full force and effect.

This Mortgage covers present and future advances and re-advances, in the aggregate amount of the Obligations secured hereby, made by the Secured Parties for the benefit of Mortgagor, and the lien of such future advances and re-advances shall relate back to the date of this Mortgage.

Terms and Conditions

Mortgagor further represents, warrants, covenants and agrees with Mortgagee and the Secured Parties as follows:

1. Defined Terms. Capitalized terms used herein (including in the "Background" and "Granting Clauses" sections above) and not otherwise defined herein shall have the meanings ascribed thereto in the Indenture or the Security Agreement, as applicable. References in this Mortgage to the “Default Rate” shall be deemed to refer to the interest rate as applicable to the term Defaulted Interest pursuant to Section [2.14] of the Indenture.

2. Warranty of Title. Mortgagor warrants that it has good, valid and marketable record title in fee simple to the Real Estate, and good title to the rest of the Mortgaged Property, subject only to the matters that are set forth in Schedule B of the title insurance policy or policies, if any, being issued to Mortgagee to insure the lien of this Mortgage and any other lien or encumbrance as permitted by Section [3.6] of the Indenture (the “Permitted Exceptions”). Mortgagor shall warrant, defend and preserve such title and the lien of this Mortgage against all claims of all persons and entities (not including the holders of the Permitted Exceptions). Mortgagor represents and warrants that it has the right to mortgage the Mortgaged Property.

3. Payment of Obligations. Mortgagor shall pay and perform the Obligations at the times and places and in the manner specified in the Indenture and the Security Agreement.

4. Requirements. Mortgagor shall promptly comply with all covenants, restrictions and conditions now or later of record which may be applicable to any of the Mortgaged Property, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction of any of the Mortgaged Property, except where a failure to do so could not reasonably be expected to have a material adverse effect (considered both individually and together with other such failures) on (i) the current business, operations or condition (financial or otherwise) of the Mortgagor, (ii) the current use of the Mortgaged Property or (iii) the value of the Mortgaged Property (assuming its current use).

5. Payment of Taxes and Other Impositions. (a) Promptly when due or prior to the date on which any fine, penalty, interest or cost may be added thereto or imposed, Mortgagor shall pay and discharge all taxes, charges and assessments of every kind and nature, all charges for any easement or agreement maintained for the benefit of any of the Real Estate, all general and special assessments, levies, permits, inspection and license fees, all water and sewer rents and charges, vault taxes and all other public charges even if unforeseen or extraordinary, imposed upon or assessed against or which may become a lien on any of the Real Estate, or arising in respect of the occupancy, use or possession thereof, together with any penalties or interest on any of the foregoing (all of the foregoing are collectively referred to herein as the “Impositions”), except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, and (ii) the Mortgagor has set aside on its books adequate reserves with respect thereto in accordance with GAAP. Upon request by Mortgagee, Mortgagor shall deliver to Mortgagee evidence reasonably sufficient to establish payment of any such Imposition. If by law any Imposition, at Mortgagor’s option, may be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Mortgagor may elect to pay such Imposition in such installments and shall be responsible for the payment of such installments with interest, if any.

(b) Nothing herein shall affect any right or remedy of Mortgagee under this Mortgage or otherwise, without notice or demand to Mortgagor, to pay any Imposition after the date such Imposition shall have become due, and add to the Obligations the amount so paid, together with interest from the time of payment at the Default Rate. Any sums paid by Mortgagee in discharge of any Impositions shall be (i) a lien on the Premises secured hereby prior to any right or title to, interest in, or claim upon the Premises subordinate to the lien of this Mortgage, and (ii) payable on demand by Mortgagor to Mortgagee together with interest at the Default Rate as set forth above.

6. Insurance. (a) Mortgagor shall maintain, with financially sound and reputable companies, insurance policies (i) insuring the Real Estate against loss by fire, explosion, theft and such other applicable casualties insured against by persons occupying or using like properties in the locality or localities in which the Real Estate is situated, and (ii) insuring Mortgagor, the Mortgagee and the other Secured Parties against liability for personal injury and property damage relating to such Real Estate, such policies to be in such form and amounts and having such coverage as is customarily insured against by persons occupying or using like properties in the locality or localities in which the Real Estate is situated. All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least thirty (30) days after receipt by the Mortgagee of written notice thereof, (ii) name the Mortgagee as an additional insured party or loss payee, and (iii) include deductibles consistent with past practice or consistent with industry practice.

(b) If any portion of the Premises is located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or other applicable agency, Mortgagor shall maintain or cause to be maintained, flood insurance in an amount not less than the maximum limit of coverage available under the National Flood Insurance Act of 1968, as amended.

(c) Mortgagor promptly shall comply with and conform in all material respects to (i) all provisions of each such insurance policy, and (ii) all requirements of the insurers applicable to Mortgagor or to any of the Mortgaged Property or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of any of the Mortgaged Property. Mortgagor shall not use or permit the use of the Mortgaged Property in any manner which would permit any insurer to cancel any insurance policy or void coverage required to be maintained by this Mortgage.

(d) If Mortgagor is in default of its obligations to insure or deliver any such prepaid policy or policies, then Mortgagee, at its option upon 5 days’ notice to Mortgagor, may effect such insurance from year to year at rates substantially similar to the rate at which Mortgagor had insured the Premises, and pay the premium or premiums therefore, and Mortgagor shall pay to Mortgagee on demand such premium or premiums so paid by Mortgagee with interest from the time of payment at the Default Rate.

(e) If the Mortgaged Property, or any part thereof, shall be destroyed or damaged and the reasonably estimated cost thereof would exceed $500,000, Mortgagor shall give prompt notice thereof to Mortgagee. All insurance proceeds paid or payable in connection with any damage or casualty to the Real Estate shall be deemed proceeds from a Recovery Event and applied in the manner specified in the Indenture.

(f) In the event of foreclosure of this Mortgage or other transfer of title to the Mortgaged Property, all right, title and interest of Mortgagor in and to any insurance policies then in force shall pass to the purchaser or grantee.

7. Restrictions on Liens and Encumbrances. Except for the lien of this Mortgage and the Permitted Exceptions, Mortgagor shall not further mortgage, nor otherwise encumber the Mortgaged Property nor create or suffer to exist any lien, charge or encumbrance on the Mortgaged Property, or any part thereof, whether superior or subordinate to the lien of this Mortgage and whether recourse or non-recourse.

8. Due on Sale and Other Transfer Restrictions. Except as expressly permitted under Section [3.5] of the Indenture, Mortgagor shall not sell, transfer, convey or assign all or any portion of, or any interest in, the Mortgaged Property.

9. Condemnation/Eminent Domain

(a) Destruction; Insurance Proceeds. If there shall occur any damage to, or loss or destruction of, the Improvements, Equipment, or any part of any thereof (each, a “Destruction”), Mortgagor shall promptly send to Mortgagee a notice setting forth the nature and extent of such Destruction. The proceeds of any insurance payable in respect of such Destruction are hereby assigned and shall be paid to Mortgagee and deposited in the First-Priority Collateral Account. All such proceeds, together with any interest earned thereon, less the amount of any expenses incurred in litigating, arbitrating, compromising or settling any claim arising out of such Destruction (the “Net Insurance Proceeds”), shall be applied in accordance with the provisions of subsection (c).

(b) Condemnation; Assignment of Award. If there shall occur any taking of the Mortgaged Property or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any law, general or special, or by reason of the temporary requisition of the use or occupancy of the Mortgaged Property or any part thereof, by any Governmental Authority, civil or military (each, a “Taking”), Mortgagor shall pay and assign any proceeds, award or payment in respect of any Taking to Mortgagee to be deposited in the First-Priority Collateral Account. Mortgagor shall take all steps necessary to notify the condemning authority of such assignment. Such proceeds, award or payment, together with any interest earned thereon, less the amount of any expenses incurred in litigating, arbitrating, compromising or settling any claim arising out of such Taking (the “Net Award”), shall be applied in accordance with the provisions of subsection (c).

(c) Restoration. In the event there shall be a Net Award or Net Insurance Proceeds, such Net Award or Net Insurance Proceeds shall constitute Net Available Cash and shall be invested in Additional Assets (which may include performance of a restoration (each, a “Restoration”) of the Premises and Equipment) in accordance with the provisions of Section [3.5] of the Indenture. In the event Mortgagor elects to perform any Restoration contemplated by this subsection (c), Mortgagee shall release such Net Award or Net Insurance Proceeds to Mortgagor as soon as practicable following receipt of any required documentation contemplated by Section [3.5] of the Indenture, but in no event more than 30 days following such receipt. If Mortgagor has elected to perform a Restoration, Mortgagor shall, within 360 days following the date of its receipt of any proceeds in respect of a Destruction or Taking, as the case may be, complete such Restoration of that portion or portions of the Premises and Equipment subject to such Destruction or affected by such Taking so that, upon the completion of the Restoration, the Premises and Equipment will be in the same condition and shall be of at least equal value and utility for its intended purposes as the Premises and Equipment were immediately prior to such Destruction or Taking. Mortgagor shall so complete such Restoration with its own funds to the extent that the amount of any Net Award or Net Insurance Proceeds is insufficient for such purpose. Any Net Available Cash not applied to a Restoration or invested in Additional Assets shall constitute Excess Collateral Proceeds pursuant to the Indenture and applied in accordance with the provisions thereof.

10. Leases. Except as expressly permitted under the Indenture, Mortgagor shall not (a) execute an assignment or pledge of any Lease relating to all or any portion of the Mortgaged Property other than in favor of Mortgagee, or (b) execute or permit to exist any Lease of any of the Mortgaged Property.

11. Further Assurances. To further assure Mortgagee’s rights under this Mortgage, Mortgagor agrees promptly upon demand of Mortgagee to do any act or execute any additional documents (including, but not limited to, security agreements on any personality included or to be included in the Mortgaged Property and a separate assignment of each Lease in recordable form) as may be reasonably required to confirm the lien of this Mortgage and all other rights or benefits conferred on Mortgagee by this Mortgage.

12. Mortgagee’s Right to Perform. If Mortgagor fails to perform any of the covenants or agreements of Mortgagor, within the applicable grace period, if any, provided for in the Indenture, Mortgagee, without waiving or releasing Mortgagor from any obligation or default under this Mortgage, may, at any time upon 5 days’ notice to Mortgagor (but shall be under no obligation to), pay or perform the same, and the amount or cost thereof, with interest at Default Rate, shall immediately be due from Mortgagor to Mortgagee and the same shall be secured by this Mortgage and shall be a lien on the Mortgaged Property prior to any right, title to, interest in, or claim upon the Mortgaged Property attaching subsequent to the lien of this Mortgage. No payment or advance of money by Mortgagee under this Section shall be deemed or construed to cure Mortgagor’s default or waive any right or remedy of Mortgagee.

13. Remedies. (a) Upon the occurrence and during the continuance of any Event of Default, in addition to the rights and remedies available under the Indenture and the Collateral

Documents and at law or equity, Mortgagee may, subject to the terms of the Intercreditor Agreement, immediately take such action, without notice or demand, as it deems advisable to protect and enforce its rights against Mortgagor and in and to the Mortgaged Property, including, but not limited to, the following actions, each of which may be pursued concurrently or otherwise, at such time and in such manner as Mortgagee may determine, in its sole discretion, without impairing or otherwise affecting the other rights and remedies of Mortgagee:

(i) Mortgagee may, to the extent permitted by applicable law, (A) institute and maintain an action of mortgage foreclosure against all or any part of the Mortgaged Property, (B) sell all or part of the Mortgaged Property (Mortgagor expressly granting to Mortgagee the power of sale), or (C) take such other action at law or in equity for the enforcement of this Mortgage, the Indenture, the Registration Rights Agreement, the Security Agreement or any of the Notes as the law may allow. Mortgagee may proceed in any such action to final judgment and execution thereon for all sums due hereunder, together with interest thereon at the Default Rate and all costs of suit, including, without limitation, reasonable attorneys’ fees and disbursements. Interest at the Default Rate shall be due on any judgment obtained by Mortgagee from the date of judgment until actual payment is made of the full amount of the judgment; and

(ii) Mortgagee may personally, or by its agents, attorneys and employees and without regard to the adequacy or inadequacy of the Mortgaged Property or any other collateral as security for the Obligations enter into and upon the Mortgaged Property and each and every part thereof and exclude Mortgagor and its agents and employees therefrom without liability for trespass, damage or otherwise (Mortgagor hereby agreeing to surrender possession of the Mortgaged Property to Mortgagee upon demand at any such time) and use, operate, manage, maintain and control the Mortgaged Property and every part thereof. Following such entry and taking of possession, Mortgagee shall be entitled, without limitation, (x) to lease all or any part or parts of the Mortgaged Property for such periods of time and upon such conditions as Mortgagee may, in its discretion, deem proper, (y) to enforce, cancel or modify any Lease and (z) generally to execute, do and perform any other act, deed, matter or thing concerning the Mortgaged Property as Mortgagee shall deem appropriate as fully as Mortgagor might do.

(b) In case of a foreclosure sale, the Real Estate may be sold, at Mortgagee’s election, in one parcel or in more than one parcel and Mortgagee is specifically empowered (without being required to do so, and in its sole and absolute discretion) to cause successive sales of portions of the Mortgaged Property to be held.

(c) In the event of any breach of any of the covenants, agreements, terms or conditions contained in this Mortgage, Mortgagee shall be entitled to enjoin such breach and obtain specific performance of any covenant, agreement, term or condition and Mortgagee shall have the right to invoke any equitable right or remedy as though other remedies were not provided for in this Mortgage.

(d) It is agreed that if an Event of Default shall occur and be continuing, any and all Proceeds of the Mortgaged Property received by the Mortgagee hereunder shall, subject to the terms of the Intercreditor Agreement, be applied by the Mortgagee in accordance with the provisions of the Indenture.

14. Right of Mortgagee to Credit Sale. Upon the occurrence of any sale made under this Mortgage, whether made under the power of sale or by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale, Mortgagee may, subject to the terms of the Intercreditor Agreement, bid for and acquire the Mortgaged Property or any part thereof. In lieu of paying cash therefor, Mortgagee may make settlement for the purchase price by crediting upon the Obligations or other sums secured by this Mortgage, the net sales price after deducting therefrom the expenses of sale and the cost of the action and any other sums which Mortgagee is authorized to deduct under this Mortgage. In such event, this Mortgage, the Indenture, the Registration Rights Agreement, the Security Agreement, the Intercreditor Agreement, the Notes and documents evidencing expenditures secured hereby may be presented to the person or persons conducting the sale in order that the amount so used or applied may be credited upon the Obligations as having been paid.

15. Appointment of Receiver. If an Event of Default shall have occurred and be continuing, Mortgagee as a matter of right and without notice to Mortgagor, unless otherwise required by applicable law, and without regard to the adequacy or inadequacy of the Mortgaged Property or any other collateral or the interest of Mortgagor therein as security for the Obligations, shall, subject to the terms of the Intercreditor Agreement, have the right to apply to any court having jurisdiction to appoint a receiver or receivers or other manager of the Mortgaged Property, without requiring the posting of a surety bond, and without reference to the adequacy or inadequacy of the value of the Mortgaged Property or the solvency or insolvency of Mortgagor or any other party obligated for payment of all or any part of the Obligations, and whether or not waste has occurred with respect to the Mortgaged Property, and Mortgagor hereby irrevocably consents to such appointment and waives notice of any application therefor (except as may be required by law). Any such receiver or receivers or manager shall have all the usual powers and duties of receivers in like or similar cases and all the powers and duties of Mortgagee in case of entry as provided in this Mortgage, including, without limitation and to the extent permitted by law, the right to enter into leases of all or any part of the Mortgaged Property, and shall continue as such and exercise all such powers until the date of confirmation of sale of the Mortgaged Property unless such receivership is sooner terminated.

16. Extension, Release, etc. (a) Without affecting the lien or charge of this Mortgage upon any portion of the Mortgaged Property not then or theretofore released as security for the full amount of the Obligations, Mortgagee may, from time to time and without notice, agree to (i) release any person liable for the indebtedness borrowed or guaranteed under the Obligations, (ii) extend the maturity or alter any of the terms of the indebtedness borrowed or guaranteed under the Notes or any other guaranty thereof, (iii) grant other indulgences, (iv) release or reconvey, or cause to be released or reconveyed at any time at Mortgagee’s option any parcel, portion or all of the Mortgaged Property, (v) take or release any other or additional security for any obligation herein mentioned, or (vi) make compositions or other arrangements with debtors in relation thereto.

(b) No recovery of any judgment by Mortgagee and no levy of an execution under any judgment upon the Mortgaged Property or upon any other property of Mortgagor shall affect the lien of this Mortgage or any liens, rights, powers or remedies of Mortgagee hereunder, and such liens, rights, powers and remedies shall continue unimpaired.

(c) If Mortgagee shall have the right to foreclose this Mortgage or to direct a power of sale, Mortgagor authorizes Mortgagee at its option to foreclose the lien of this Mortgage (or direct the sale of the Mortgaged Property, as the case may be) subject to the rights of any tenants of the Mortgaged Property. The failure to make any such tenants parties defendant to any such foreclosure proceeding and to foreclose their rights, or to provide notice to such tenants as required in any statutory procedure governing a sale of the Mortgaged Property, or to terminate such tenant’s rights in such sale will not be asserted by Mortgagor as a defense to any proceeding instituted by Mortgagee to collect the Obligations or to foreclose the lien of this Mortgage.

(d) Unless expressly provided otherwise, in the event that ownership of this Mortgage and title to the Mortgaged Property or any estate therein shall become vested in the same person or entity, this Mortgage shall not merge in such title but shall continue as a valid lien on the Mortgaged Property for the amount secured hereby.

17. Security Agreement under Uniform Commercial Code. (a) It is the intention of the parties hereto that this Mortgage shall constitute a “security agreement” within the meaning of the Uniform Commercial Code (the “Code”) of the State in which the Mortgaged Property is located. If an Event of Default shall occur and be continuing under this Mortgage, then in addition to having any other right or remedy available at law or in equity, Mortgagee shall have the option of either (i) proceeding under the Code and exercising such rights and remedies as may be provided to a secured party by the Code with respect to all or any portion of the Mortgaged Property which is personal property (including, without limitation, taking possession of and selling such property) or (ii) treating such property as real property and proceeding with respect to both the real and personal property constituting the Mortgaged Property in accordance with Mortgagee’s rights, powers and remedies with respect to the real property (in which event the default provisions of the Code shall not apply). If Mortgagee shall elect to proceed under the Code, then 10 days’ notice of sale of the personal property shall be deemed reasonable notice and the reasonable expenses of retaking, holding, preparing for sale, selling and the like incurred by Mortgagee shall include, but not be limited to, attorneys’ fees and legal expenses. At Mortgagee’s request, Mortgagor shall assemble the personal property and make it available to Mortgagee at a place designated by Mortgagee which is reasonably convenient to both parties.

(b) Mortgagor and Mortgagee agree, to the extent permitted by law, that: (i) all of the goods described within the definition of the word “Equipment” are or are to become fixtures on the Real Estate; (ii) this Mortgage upon recording or registration in the real estate records of the proper office shall constitute a financing statement filed as a “fixture filing” within the meaning of Sections 9-334 and 9-502 of the Code; (iii) Mortgagor is the record owner of the Owned Land; (iv) the addresses of Mortgagor and Mortgagee are as set forth on the first page of this Mortgage; and (v) Mortgagor’s organizational identification number is [    ].

18. Assignment of Rents. (a) Mortgagor hereby assigns to Mortgagee the Rents as further security for the payment of and performance of the Obligations, and Mortgagor grants to

Mortgagee the right to enter the Mortgaged Property for the purpose of collecting the same and to let the Mortgaged Property or any part thereof, and to apply the Rents on account of the Obligations. The foregoing assignment and grant is present and absolute and shall continue in effect until the Obligations are fully paid and performed, but Mortgagee hereby waives the right to enter the Mortgaged Property for the purpose of collecting the Rents and Mortgagor shall be entitled to collect, receive, use and retain the Rents until the occurrence of an Event of Default under this Mortgage; such right of Mortgagor to collect, receive, use and retain the Rents may be revoked by Mortgagee upon the occurrence and during the continuance of any Event of Default under this Mortgage by giving not less than five days’ written notice of such revocation to Mortgagor; in the event such notice is given, Mortgagor shall pay over to Mortgagee, or to any receiver appointed to collect the Rents, any lease security deposits, and shall pay monthly in advance to Mortgagee, or to any such receiver, the fair and reasonable rental value as determined by Mortgagee for the use and occupancy of such part of the Mortgaged Property as may be in the possession of Mortgagor or any affiliate of Mortgagor, and upon default in any such payment Mortgagor and any such affiliate will vacate and surrender the possession of the Mortgaged Property to Mortgagee or to such receiver, and in default thereof may be evicted by summary proceedings or otherwise. Mortgagor shall not accept prepayments of installments of Rent to become due for a period of more than one month in advance (except for security deposits and estimated payments of percentage rent, if any).

(b) Mortgagor has not affirmatively done any act which would prevent Mortgagee from, or limit Mortgagee in, acting under any of the provisions of the foregoing assignment.

(c) No action has been brought or, so far as is known to Mortgagor, is threatened, which would interfere in any way with the right of Mortgagor to execute the foregoing assignment and perform all of Mortgagor’s obligations contained in this Section and in the Leases.

19. Additional Rights. The holder of any subordinate lien or subordinate deed of trust on the Mortgaged Property shall have no right to terminate any Lease whether or not such Lease is subordinate to this Mortgage nor shall Mortgagor consent to any holder of any subordinate lien or subordinate deed of trust joining any tenant under any Lease in any action to foreclose the lien or modify, interfere with, disturb or terminate the rights of any tenant under any Lease. By recordation of this Mortgage all subordinate lienholders and the mortgagees and beneficiaries under subordinate mortgages are subject to and notified of this provision, and any action taken by any such lienholder or beneficiary contrary to this provision shall be null and void. Upon the occurrence and during the continuance of any Event of Default, Mortgagee may, in its sole discretion and without regard to the adequacy of its security under this Mortgage, apply all or any part of any amounts on deposit with Mortgagee under this Mortgage against all or any part of the Obligations. Any such application shall not be construed to cure or waive any Default or Event of Default or invalidate any act taken by Mortgagee on account of such Default or Event of Default.

20. Notices. All notices, requests, demands and other communications hereunder shall be given in accordance with the provisions of Section [12.2] of the Indenture to Mortgagor and to Mortgagee as specified therein.

21. No Oral Modification. This Mortgage may not be amended, supplemented or otherwise modified except in accordance with the provisions of Article [IX] of the Indenture. Any agreement made by Mortgagor and Mortgagee after the date of this Mortgage relating to this Mortgage shall be superior to the rights of the holder of any intervening or subordinate lien or encumbrance.

22. Partial Invalidity. In the event any one or more of the provisions contained in this Mortgage shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, but each shall be construed as if such invalid, illegal or unenforceable provision had never been included. Notwithstanding to the contrary anything contained in this Mortgage or in any provisions of the Indenture, the Registration Rights Agreement, the Security Agreement or Notes, the obligations of Mortgagor and of any other obligor under any Notes shall be subject to the limitation that Mortgagee shall not charge, take or receive, nor shall Mortgagor or any other obligor be obligated to pay to Mortgagee, any amounts constituting interest in excess of the maximum rate permitted by law to be charged by Mortgagee.

23. Mortgagor’s Waiver of Rights. (a) Mortgagor hereby voluntarily and knowingly releases and waives any and all rights to retain possession of the Mortgaged Property after the occurrence of an Event of Default hereunder and any and all rights of redemption from sale under any order or decree of foreclosure (whether full or partial), pursuant to rights, if any, therein granted, as allowed under any applicable law, on its own behalf, on behalf of all persons claiming or having an interest (direct or indirectly) by, through or under each constituent of Mortgagor and on behalf of each and every person acquiring any interest in the Mortgaged Property subsequent to the date hereof, it being the intent hereof that any and all such rights or redemption of each constituent of Mortgagor and all such other persons are and shall be deemed to be hereby waived to the fullest extent permitted by applicable law or replacement statute. Each constituent of Mortgagor shall not invoke or utilize any such law or laws or otherwise hinder, delay, or impede the execution of any right, power, or remedy herein or otherwise granted or delegated to Mortgagee, but shall permit the execution of every such right, power, and remedy as though no such law or laws had been made or enacted.

(b) To the fullest extent permitted by law, Mortgagor waives the benefit of all laws now existing or that may subsequently be enacted providing for (i) any appraisement before sale of any portion of the Mortgaged Property, (ii) any extension of the time for the enforcement of the collection of the Obligations or the creation or extension of a period of redemption from any sale made in collecting such debt and (iii) exemption of the Mortgaged Property from attachment, levy or sale under execution or exemption from civil process. To the full extent Mortgagor may do so, Mortgagor agrees that Mortgagor will not at any time insist upon, plead, claim or take the benefit or advantage of any law now or hereafter in force providing for any appraisement, valuation, stay, exemption, extension or redemption, or requiring foreclosure of this Mortgage before exercising any other remedy granted hereunder and Mortgagor, for Mortgagor and its successors and assigns, and for any and all persons ever claiming any interest in the Mortgaged Property, to the extent permitted by law, hereby waives and releases all rights of redemption, valuation, appraisement, stay of execution, notice of election to mature or declare due the whole of the secured indebtedness and marshalling in the event of exercise by Mortgagee of the foreclosure rights, power of sale, or other rights hereby created.

24. Remedies Not Exclusive. Mortgagee shall be entitled to enforce payment and performance of the Obligations and to exercise all rights and powers under this Mortgage or under any of the Indenture, the Registration Rights Agreement, the Security Agreement or Notes or other agreement or any laws now or hereafter in force, notwithstanding some or all of the Obligations may now or hereafter be otherwise secured, whether by deed of trust, mortgage, security agreement, pledge, lien, assignment or otherwise. Neither the acceptance of this Mortgage nor its enforcement, shall prejudice or in any manner affect Mortgagee’s rights to realize upon or enforce any other security now or hereafter held by Mortgagee, it being agreed that Mortgagee shall be entitled to enforce this Mortgage and any other security now or hereafter held by Mortgagee in such order and manner as Mortgagee may determine in its absolute discretion. No remedy herein conferred upon or reserved to Mortgagee is intended to be exclusive of any other remedy herein or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute. Every power or remedy given by any of the Collateral Documents to Mortgagee or to which either may otherwise be entitled, may be exercised, concurrently or independently, from time to time and as often as may be deemed expedient by Mortgagee, as the case may be. In no event shall Mortgagee, in the exercise of the remedies provided in this Mortgage (including, without limitation, in connection with the assignment of Rents to Mortgagee, or the appointment of a receiver and the entry of such receiver on to all or any part of the Mortgaged Property), be deemed a “Mortgagee in possession,” and Mortgagee shall not in any way be made liable for any act, either of commission or omission, in connection with the exercise of such remedies.

25. Multiple Security. If (a) the Premises shall consist of one or more parcels, whether or not contiguous and whether or not located in the same county, or (b) in addition to this Mortgage, Mortgagee shall now or hereafter hold or be the beneficiary of one or more additional mortgages, liens, deeds of trust or other security (directly or indirectly) for the Obligations upon other property in the State in which the Premises are located (whether or not such property is owned by Mortgagor or by others) or (c) both the circumstances described in clauses (a) and (b) shall be true, then to the fullest extent permitted by law, Mortgagee may, at its election, commence or consolidate in a single foreclosure action all foreclosure proceedings against all such collateral securing the Obligations (including the Mortgaged Property), which action may be brought or consolidated in the courts of, or sale conducted in, any county in which any of such collateral is located. Mortgagor acknowledges that the right to maintain a consolidated foreclosure action is a specific inducement to Mortgagee to extend the indebtedness borrowed pursuant to or guaranteed by the Subsidiary Guarantee and the Collateral Documents, and Mortgagor expressly and irrevocably waives any objections to the commencement or consolidation of the foreclosure proceedings in a single action and any objections to the laying of venue or based on the grounds of forum non conveniens which it may now or hereafter have. Mortgagor further agrees that if Mortgagee shall be prosecuting one or more foreclosure or other proceedings against a portion of the Mortgaged Property or against any collateral other than the Mortgaged Property, which collateral directly or indirectly secures the Obligations, or if Mortgagee shall have obtained a judgment of foreclosure and sale or similar judgment against such collateral, then, whether or not such proceedings are being maintained or judgments were obtained in or outside the State in which the Premises are located, Mortgagee may commence or continue any foreclosure proceedings and exercise its other remedies granted in this Mortgage against all or any part of the Mortgaged Property and Mortgagor waives any objections to the commencement or continuation of a foreclosure of this Mortgage or exercise of any other remedies hereunder based on such other proceedings or judgments, and waives any right to seek to dismiss, stay, remove, transfer or consolidate either any action under this Mortgage or such other proceedings on such basis. Neither the commencement nor continuation of proceedings to foreclose this Mortgage, nor the exercise of any other rights hereunder nor the recovery of any judgment by Mortgagee in any such proceedings or the occurrence of any sale in any such proceedings shall prejudice, limit or preclude Mortgagee’s right to commence or continue one or more foreclosure or other proceedings or obtain a judgment against any other collateral (either in or outside the State in which the Premises are located) which directly or indirectly secures the Obligations, and Mortgagor expressly waives any objections to the commencement of, continuation of, or entry of a judgment in such other sales or proceedings or exercise of any remedies in such sales or proceedings based upon any action or judgment connected to this Mortgage, and Mortgagor also waives any right to seek to dismiss, stay, remove, transfer or consolidate either such other sales or proceedings or any sale or action under this Mortgage on such basis. It is expressly understood and agreed that to the fullest extent permitted by law, Mortgagee may, at its election, cause the sale of all collateral which is the subject of a single foreclosure action at either a single sale or at multiple sales conducted simultaneously and take such other measures as are appropriate in order to effect the agreement of the parties to dispose of and administer all collateral securing the Obligations (directly or indirectly) in the most economical and least time-consuming manner.

26. Successors and Assigns. All covenants of Mortgagor contained in this Mortgage are imposed solely and exclusively for the benefit of Mortgagee, and its successors and assigns, and no other person or entity shall have standing to require compliance with such covenants or be deemed, under any circumstances, to be a beneficiary of such covenants, any or all of which may be freely waived in whole or in part by Mortgagee at any time if in the sole discretion of Mortgagee such a waiver is deemed advisable. All such covenants of Mortgagor shall run with the land and bind Mortgagor, the successors and assigns of Mortgagor (and each of them) and all subsequent owners, encumbrances and tenants of the Mortgaged Property, and shall inure to the benefit of Mortgagee and its successors and assigns. The word “Mortgagor” shall be construed as if it read “Mortgagors” whenever the sense of this Mortgage so requires and if there shall be more than one Mortgagor, the obligations of the Mortgagors shall be joint and several.

27. No Waivers, etc. Any failure by Mortgagee to insist upon the strict performance by Mortgagor of any of the terms and provisions of this Mortgage shall not be deemed to be a waiver of any of the terms and provisions hereof, and Mortgagee, notwithstanding any such failure, shall have the right thereafter to insist upon the strict performance by Mortgagor of any and all of the terms and provisions of this Mortgage to be performed by Mortgagor. Mortgagee may release, regardless of consideration and without the necessity for any notice to or consent by the holder of any subordinate lien on the Mortgaged Property, any part of the security held for the obligations secured by this Mortgage without, as to the remainder of the security, in any way impairing or affecting the lien of this Mortgage or the priority of such lien over any subordinate lien or deed of trust.

28. Governing Law, etc. THE MORTGAGE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS MORTGAGE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

29. Certain Definitions. Unless the context clearly indicates a contrary intent or unless otherwise specifically provided herein, words used in this Mortgage shall be used interchangeably in singular or plural form and the word “Mortgagor” shall mean “each Mortgagor or any subsequent owner or owners of the Mortgaged Property or any part thereof or interest therein,” the word “Mortgagee” shall mean “Mortgagee or any successor agent for the Holders,” the word “person” shall include any individual, corporation, partnership, limited liability company, trust, unincorporated association, government, governmental authority, or other entity, and the words “Mortgaged Property” shall include any portion of the Mortgaged Property or interest therein. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa. The captions in this Mortgage are for convenience or reference only and in no way limit or amplify the provisions hereof.

30. Lien Law. (a) In compliance with Section 13 of the New York Lien Law, Mortgagor agrees that it will receive the advances secured hereby and will hold the right to receive such advances as a trust fund to be applied first to the purpose of paying the cost of “improvements” (as such term is defined in the New York Lien Law), and Mortgagor will apply the same first to the payment of the cost of such “improvements” before using any part of the same for any other purpose.

31. Maximum Principal Indebtedness Secured.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, THE MAXIMUM AMOUNT OF PRINCIPAL INDEBTEDNESS SECURED BY THIS MORTGAGE AT THE TIME OF EXECUTION OR WHICH UNDER ANY CONTINGENCY MAY HEREAFTER BECOME SECURED HEREBY AT ANY TIME IS [    ] ($[    ],000,000.00); PROVIDED THAT SUCH LIMITATION SHALL NOT LIMIT THE SECURITY OF THIS MORTGAGE WITH RESPECT TO (I) INTEREST ON THE AFORESAID MAXIMUM AMOUNT OF PRINCIPAL INDEBTEDNESS AT THE RATES PROVIDED IN THE INDENTURE, (II) AFTER A DEFAULT BY MORTGAGOR TO PAY OR PERFORM SAME, SUMS TO PAY IMPOSITIONS AS PROVIDED FOR HEREIN, (III) AFTER A DEFAULT BY MORTGAGOR TO PAY OR PERFORM SAME, SUMS TO PAY PREMIUMS ON INSURANCE POLICIES COVERING THE MORTGAGED PROPERTY AS PROVIDED FOR HEREIN, (IV) EXPENSES INCURRED IN UPHOLDING OR ENFORCING THE LIEN OF THIS MORTGAGE, INCLUDING, BUT NOT LIMITED TO, THE EXPENSES OF ANY LITIGATION TO PROSECUTE OR DEFEND THE RIGHTS AND LIEN CREATED BY THIS MORTGAGE, (V) AFTER DEFAULT BY MORTGAGOR TO PAY OR PERFORM SAME, EXPENSES INCURRED TO PROTECT THE MORTGAGED PROPERTY, (VI) ANY AMOUNT, COSTS OR CHARGE TO WHICH MORTGAGEE BECOMES SUBROGATED, UPON PAYMENT, WHETHER UNDER RECOGNIZED PRINCIPLES OF LAW OR EQUITY, OR UNDER EXPRESS STATUTORY AUTHORITY AND (VII) ANY OTHER AMOUNT SECURED BY THIS MORTGAGE WHICH IF NOT LIMITED BY SUCH LIMITATION WOULD NOT RENDER THIS MORTGAGE INDEFINITE OR INCREASE THE AMOUNT OF MORTGAGE RECORDING TAXES, IF ANY, PAYABLE WITH RESPECT TO THIS MORTGAGE. Mortgagor will pay all applicable mortgage recording tax incurred in connection with the recordation of this Mortgage; if, at the time an additional issuance of Notes is made under the Indenture, the then outstanding principal balance of all Notes is less than the above-stated maximum principal amount secured hereby (such requested issuance, a “Taxable Advance”), Mortgagor shall pay all applicable mortgage recording tax on that portion of the Taxable Advance which equals the difference between such then outstanding principal balance of all Notes issued prior to the Taxable Advance and the above-stated maximum principal amount secured by this Mortgage. As of the date such Taxable Advance is requested, Mortgagor shall furnish Mortgagee with such documentation and affidavits, together with an affidavit, signed by an authorized officer, stating that all applicable mortgage recording tax due in connection with such Taxable Advance has been paid.

32. Non-Residential Property. This Mortgage does not cover real property principally improved by one or more structures containing in the aggregate six (6) or less residential dwelling units having their own separate cooking facilities.

33. Additional Matters Relating to Property Located in the State of New York.

(a) Mortgagee shall have all of the rights against lessees of the Mortgaged Property as set forth in Section 291-f of the Real Property Law of New York.

(b) The provisions of subsection 4 of Section 254 of the New York Real Property Law covering the insurance of buildings against loss by fire and the application of Net Insurance Proceeds shall not apply to this Mortgage. In the event of any conflict, inconsistency or ambiguity between the provisions of Section 9 hereof and the provisions of subsection 4 of Section 254 of the New York Real Property Law covering the insurance of buildings against loss by fire and the application of Net Insurance Proceeds, the provisions of Section 9 shall control. The clauses and covenants contained in this Mortgage that are construed by Section 254 of the New York Real Property Law shall be construed as provided in those sections (except as provided in Section 32(c) hereof and Section 9 hereof). The additional clauses and covenants contained in this Mortgage shall afford rights supplemental to and not exclusive of the rights conferred by the clauses and covenants construed by Section 254 and shall not impair, modify, alter or defeat such rights (except as provided in Section 32(c) hereof and Section 9 hereof), notwithstanding that such additional clauses and covenants may relate to the same subject matter or provide for different or additional rights in the same or similar contingencies as the clauses and covenants construed by Section 254. The right of Mortgagee arising under the clauses and covenants contained in this Mortgage shall be separate, distinct and cumulative and none of them shall be in exclusion of the others. No act of Mortgagee shall be construed as an election to proceed under any one provision herein to the exclusion of any other provision, anything herein or otherwise to the contrary notwithstanding. In the event of any inconsistencies between the provisions of Section 254 and the provisions of this Mortgage, the provisions of this Mortgage shall prevail.

34. Last Dollars Secured; Priority. This Mortgage secures only a portion of the indebtedness owing or which may become owing by Mortgagor to the Secured Parties. The parties agree that any payments or repayments of such indebtedness shall be and be deemed to be applied first to the portion of the indebtedness that is not secured hereby, it being the parties’ intent that the portion of the indebtedness last remaining unpaid shall be secured hereby. If at any time this Mortgage shall secure less than all of the principal amount of the Obligations, it is expressly agreed that any repayments of the principal amount of the Obligations shall not reduce the amount of the lien of this Mortgage until the lien amount shall equal the principal amount of the Obligations outstanding.

35. Release

(a) The Liens on the Mortgaged Property shall be released at the times, and to the extent provided under Section [11.6] of the Indenture. At the request and sole expense of the Mortgagor following any such termination, the Mortgagee shall deliver to such Mortgagor such documents as such Mortgagor shall reasonably request to evidence such termination.

(b) By acceptance of the benefits hereof, the Mortgagor acknowledges and consents to the provisions of this Section and agrees that the Mortgagee shall incur no liability whatsoever to the Mortgagor for the release effected by the Mortgagee in accordance with this Section.

This Mortgage has been duly executed by Mortgagor as of the date first above written.

CELLU TISSUE CORPORATION – NATURAL DAM

By:
Name:
Title:

STATE OF	)
) ss:
COUNTY OF	)

On the      day of May in the year 2009 before me, the undersigned, a Notary Public in and for said State, personally appeared,                             , personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed in the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

[SEAL]
Notary Public

My commission expires:

Schedule A

Legal Description

[PARCEL I

ALL THAT PARCEL OF LAND located in the Hamlet of Natural Dam, Town of Gouverneur, County of St. Lawrence and State of New York, bounded and described as follows:

BEGINNING at a point in the centerline of Main Street at its intersection with the centerline of Bolton Street, and at the northeast corner of a parcel of land conveyed from Clinton H. Fisk to Rushmore Paper Mills Inc. by deed dated November 8, 1965, and recorded in the St Lawrence County Clerk’s Office in Liber 763 of Deeds at page 533, and runs thence from the point of beginning, South 03 degrees 06 minutes East along the centerline of said Main Street, 91.70 feet to its intersection with the north line of a parcel of land conveyed from Edmond E. Simmons and Vera E. Simmons to Rushmore Paper Mills Inc. by deed dated November 6, 1967, and recorded In Liber 796 of Deeds at page 120;

THENCE North 81 degrees 51 minutes East, along the north line thereof, 367.91 feet to the northeast corner thereof;

THENCE South 02 degrees 14 minutes East, along the east line thereof, 173.0 feet to the southeast comer of said parcel;

THENCE South 88 degrees 15 minutes West, along the south line of said parcel, 363.96 feet to a point in the centerline of the aforementioned Main Street;

THENCE South 03 degrees 06 minutes East, along said centerline, 132.03 feet to its intersection with the north line of the first parcel in a deed from Isabell V. White to Rushmore Paper Mills Inc. dated May 18, 1942, and recorded in Liber 337 of Deeds at page 352;

THENCE North 88 degrees 15 minutes East, along said north line, 361.96 feet to an iron pipe at the northeast corner thereof;

THENCE South 02 degrees 14 minutes East, along the east line thereof, to and along the east line of the second parcel in said deed (Liber 337, Page 352), to and along the east line of a parcel of land conveyed from Ernest H. Griebach and Rena C. Griebach to Rushmore Paper Mills Inc. dated August 25, 1967, and recorded in Liber 792 of Deeds at page 498, 263.80 feet to the southeast corner of said last mentioned parcel;

THENCE South 88 degrees 15 minutes West, along the south line thereof; 358.01 feet to a point in the centerline of the aforementioned Main Street;

THENCE South 03 degrees 06 minutes East, along said centerline, 27.67 feet to an angle;

THENCE South 03 degrees 57 minutes East, continuing along said centerline, 399.79 feet to its intersection with the north line of the first parcel in deed from Samuel Child, et al to Rushmore Paper Mills Inc. dated June 1, 1935 and recorded In Liber 292 of Deeds at page 302;

THENCE North 87 degrees 56 minutes East, along the north line thereof, 270.60 feet to a corner;

THENCE South 09 degrees 11 minutes West, along the east line of said first parcel, 162.36 feet to a point in the north line of the fourth parcel in the aforementioned deed from Child to Rushmore Paper Mills Inc. (Liber 292 Page 302);

THENCE North 87 degrees 56 minutes East, along said north line, 50.75 feet to the northeast corner thereof;

THENCE South 07 degrees 41 minutes West, along the east line of said fourth parcel, 174.66 feet to a point in the centerline of Main Street;

THENCE South 72 degrees 23 minutes East, along said centerline, 62.17 feet to a point;

THENCE South 16 degrees 31 minutes West, 103.37 feet to 8 corner;

THENCE South 60 degrees 41 minutes East, 95.70 feet to a corner;

THENCE North 17 degrees 34 minutes East, 122.76 feet to a point in the centerline of the aforementioned Main Street;

THENCE South 72 degrees 23 minutes East, along said centerline, 425.73 feet to its intersection with the west line of a parcel of lands conveyed from Harriet Easton Thomason to Rushmore Paper Mills Inc. dated February 16, 1946 and recorded In Liber 368 of Deeds at page 20;

THENCE South 72 degrees 23 minutes E, along said centerline to its intersection with the east line of said lands conveyed from Thomason to Rushmore Paper Mills, Inc. (Liber 368 of Deeds at Page 20);

THENCE South 72 degrees 23 minutes East, along said centerline, 143.27 feet to its intersection with the east line of the first parcel in the aforementioned lands conveyed from Child to Rushmpre Paper Mills Inc. (Liber 292, Page 302);

THENCE along the east and northeast bounds of said first parcel, South 17 degrees 07 minutes West, 348.16 feet;

THENCE South 72 degrees 53 minutes East, 206.58 feet to a point in the centerline of Dean Street;

THENCE along said, centerline South 17 degrees 07 minutes West, 214.50 feet to a corner;

Schedule A cont’d

THENCE South 72 degrees 53 minutes East, 205.92 feet to a corner;

THENCE South 04 degrees 35 minutes West, 145.29 feet to a corner;

THENCE North 75 degrees 14 minutes East, 210.60 feet to a corner;

THENCE North 39 degrees 00 minutes East, 257.93 feet to a corner;

THENCE South 55 degrees 40 minutes East, 199.18 feet to a tree on the north bank of the Oswegatchie River;

THENCE CONTINUING on the same bearing (South 55 degrees 40 minutes East), 80.0 feet to a point in said Oswegatchie River;

The land referred to in this Commitment is described as follows:

THENCE South 24 degrees 51 minutes West, 188.25 feet to a corner;

THENCE South 27 degrees 21 minutes East, 132.00 feet to a tree on the south bank of said Oswegatchie River;

THENCE CONTINUING on the same bearing (South 27 degrees 21 minutes East), 227.04 feet to a fence post at a corner;

THENCE South 74 degrees 08 minutes West, 452.36 feet to a fence post at a corner;

Schedule A cont’d

THENCE South 25 degrees 44 minutes East, 573.81 feet to a point in the centerline of Johnstown Road, so-called;

THENCE South 79 degrees 58 minutes West, along said centerline, 188.93 feet to a point;

THENCE South 28 degrees 01 minutes East, 1,626.78 feet to an iron pipe;

THENCE South 42 degrees 32 minutes East, 1,464.54 feet to an iron pipe;

THENCE South 27 degrees 32 minutes East, 911.24 feet to an iron pipe in the northwest margin of the Penn Central right of way;

THENCE South 48 degrees 18 minutes West along said margin, 343.20 feet to an iron pipe;

THENCE North 13 degrees 13 minutes East, 301.83 feet to an iron pipe;

THENCE North 02 degrees 32 minutes West, 165.66 feet to an iron pipe;

THENCE North 27 degrees 32 minutes West, 610.50 feet to an iron pipe;

THENCE North 42 degrees 32 minutes West, 1,464.54 feet to an iron pipe;

THENCE North 28 degrees 01 minutes West, 47.54 feet to an iron pipe;

THENCE North 57 degrees 21 minutes East, 33.63 feet to an iron pipe;

THENCE North 27 degrees 56 minutes West, 1591.55 feet to a point in the centerline of the aforementioned Johnstown Road;

THENCE South 79 degrees 58 minutes West, along said centerline, 49.75 feet to a corner;

THENCE North 15 degrees 30 minutes West, 182.57 feet to an iron pipe;

THENCE South 76 degrees 55 minutes West, 149.04 feet to a corner;

THENCE North 19 degrees 28 minutes West, 511.10 feet to a fence post on the south bank of the Oswegatchie River;

THENCE CONTINUING on the same bearing (North 19 degrees 28 minutes West), 40.0 feet to a point in the centerline of said Oswegatchie River;

THENCE southwesterly and northwesterly along said centerline as it winds and turns, to a point that is North 51 degrees 00 minutes West, 1,981.20 feet from the last described point;

THENCE South 28 degrees 53 minutes West, 132.00 feet to a point and corner;

THENCE North 32 degrees 16 minutes West, 264.00 feet to a tree at an angle;

THENCE North 37 degrees 12 minutes West, 534.60 feet to a tree at a fence corner;

THENCE North 67 degrees 59 minutes West, 349.8 feet to a point in the shoreline of the Oswegatchie River;

THENCE North 20 degrees 56 minutes West, crossing said Oswegatchie River, 690.0 feet to a point;

Schedule A cont’d

THENCE North 82 degrees 04 minutes East; 576.85 feet to a point;

THENCE North 11 degrees 28 minutes East, along the west line of the first mentioned parcel conveyed from Fisk Rushmore Paper Mills, Inc. (Liber 763, page 533), 386.95 feet to a point in the centerline of Bolton Street;

THENCE South 78 degrees 00 minutes East, along said centerline, 767.56 feet to the place of beginning.

EXCEPTING:

A 0.6 acre parcel excepted in the deed from Gladys Borbridge to Rushmore Paper Mills. Inc. dated December 12, 1946 and recorded in Liber 389 of Deeds at page 30, a parcel of land conveyed from Glade Bean to Madeline L Link by deed dated May 15, 1941, and recorded in Liber 329 of Deeds at Page 253, and a parcel of land conveyed to Charles Gates by deed dated April 30, 1943 and recorded in Liber 344 of Deeds’ at Page 294.

ALL THAT TRACT OR PARCEL OF LAND, located in the Town of Gouverneur, County of St. Lawrence and State of New York, bounded and described as follows:

Beginning at a point in the centerline of Dean Street at the southeast corner of lands conveyed by Herbert E. Stowell and Madelyn V. Stowell to Lester N. Simmons and Bonnie M. Simmons by deed dated June 24, 1974, and recorded in the St. Lawrence County Clerk’s Office in Liber 894 of Deeds at Page 178, said point being S 72 degrees 36 minutes 20 seconds E, 24.75 feet from an iron pipe set, and runs thence from the point of beginning along the centerline of Dean Street and the southwesterly extension thereof, S 17 degrees 23 minutes 40 seconds W, 211.20 feet to an iron pipe set at the southwest corner of lands conveyed by Sheila R. Besaw to Mark R. Farrell and Laura J. Farrell by deed dated May 6, 1992, and recorded in Liber 1058 of Deeds at Page 1127; thence N 72 degrees 36 minutes 20 seconds W, 206.25 feet to an iron pipe set; thence N 17 degrees 23 minutes 40 seconds E, 211.20. feet to an iron pipe set at the southwest corner of the aforementioned lands conveyed to Simmons; thence along the south line of said lands and passing through the first mentioned iron pipe, S 72 degrees S 36 minutes 20 seconds E, 206.25 feet to the place of beginning.

ALL THAT TRACT OR PARCEL OF LAND, located in the Town of Gouverneur, County of St. Lawrence and State of New York, bounded and described as follows:

Beginning at an iron pipe set at the southwest corner of lands conveyed by Sheila R. Besaw to Mark R. Farrell and Laura J. Farrell by deed dated May 6, 1992, and recorded in the St. Lawrence County Clerk’s Office in Liber 1058 of Deeds at Page 1127, said iron pipe being N 72 degrees 36 minutes 20 seconds W., 16.5 feet from an existing iron pin, and runs thence from the point of beginning along the south line of said lands conveyed to Farrell and passing through said iron pin, S 72 degrees 36 minutes 20 seconds E, 206.25 feet to an iron pipe set at the southeast corner of said lands conveyed to Farrell, said iron pipe being at a corner in the west line of lands conveyed by Lok King Kong to John F. Liese and Margaret Liese by deed dated October 20, 1994, and recorded in Liber 1084 at Page 498; thence along the west line of said lands conveyed to Liese, S 05 degrees 23 minutes 40 seconds W, 143.88 feet to an iron pipe set at the most southerly corner thereof; thence N 72 degrees 36, minutes 20 seconds W, 236.16 feet to an iron pipe set; thence N 17 degrees 23 minutes 40 seconds E, 140.74 feet to the place of beginning.

ALL THAT PARCEL OF LAND, located in the Town of GOUVERNEUR, County of St. Lawrence and State New York, bounded and described as follows:

BEGINNING at a point in the centerline of Johnstown Road (County Route 12), where the same is intersected by the southwest line of lands conveyed to Betty Hitchman (Liber 968 of Deeds, Page 811), said point being S 25 degrees 41 minutes 45 seconds E, 34.22 feet from an iron pipe set, and runs thence from the point of beginning along the centerline of Johnstown Road, S. 79 degrees 38 minutes W, 136.13 feet to a point, said point being S 27

Schedule A cont’d

degrees 57 minutes 30 seconds E, 34.62 feet from an iron pipe set; thence N 27 degrees 57 minutes 30 seconds W, passing through said iron pipe, 292.43 feet to a point; thence on a curve to the right with a radius of 4,153.43 feet, an arc length of 268.57 feet to an iron pipe set that is N 26 degrees 06 minutes 15 seconds W, 268.53 feet from the last mentioned point; thence N 74 degrees 11 minutes 30 seconds E, 146.92 feet to a wood post at a fence corner at the northwest comer of the aforementioned lands conveyed to Hitchman; thence S 25 degrees 41 minutes 45 seconds E, along the southwest line of lands conveyed to Hitchman and passing through he first mentioned iron pipe, 571.48 feet to the place of beginning.

ALL THAT TRACT OF LAND located in the Town of Gouverneur, County of St. Lawrence and State of New York bounded and described as follows:

BEGINNING at a point in the centerline of Johnstown Road (County Route 12), where the same is intersected by the northeast line of lands conveyed by Gertrude Leeson to Marvin B. Matthews and Janice E. Matthews by deed dated July 1, 1967, and recorded in the St. Lawrence County Clerk’s Office in Liber 792 of Deeds at Page 84, said point being S 21 degrees 21 minutes E, 33.67 feet from an iron pipe set, and runs thence from the point of beginning along the northeast line of lands conveyed to Matthews and passing through said iron pipe, N 21 degrees 21 minutes W, 120.78 feet to an iron pipe set at the northeast comer of said lands conveyed to Matthews, said iron pipe being at the southeast corner of lands conveyed by Dorothy Phelps to Larry Lashbrooks by deed dated November 17, 1986, and recorded In Liber 1003 of Deeds at page 1125; thence N 76 degrees 22 minutes E, 42.52 feet to an iron pipe set; thence S 27 degrees 57 minutes 30 seconds E, parallel with and 15 feet southwest of the centerline of the railroad tracks, 127.38 feet to a point in the centerline of Johnstown Road, said point being S 27 degrees 57 minutes 30 seconds E, 34.70 feet from an iron pipe set; thence along the centerline of Johnstown Road, S 80 degrees 03 minutes 30 seconds W, 57.94 feet to the place of beginning.

FURTHER EXCEPTING ALL THAT PARCEL OF LAND located in the Town of Gouverneur, County of St. Lawrence and State of New York bounded and described as follows:

BEGINNING at an iron pipe set at the southeast corner of lands conveyed by Dorothy Phelps to Larry Lashbrooks by deed dated November 17, 1986, and recorded in the St. Lawrence County Clerk’s Office in Liber 1003 of Deeds at Page 1125, said iron pipe also being at the northeast corner of lands conveyed by Gertrude Leeson to Marvin B. Matthews and Janice E. Matthews by deed dated July 1, 1967, and recorded in Liber 792 of Deeds at Page 84, said iron pipe further being N 21 degrees 21 minutes W, 120.78 feet measured along the northeast line of lands conveyed to Matthews from a point at its intersection with the centerline of Johnstown Road (County Route 12), and runs thence from the point of beginning along the northeast line of lands conveyed to Lashbrooks, N 15 degrees 24 minutes 15 seconds W, 66.00 feet to an iron pipe set at the northeast corner thereof; thence along the northwest line of lands conveyed to Lashbrooks, S 76 degrees 22 minutes W, 155.10 feet to an iron pipe set at the northwest corner thereof, said iron pipe being in the northeast line of lands conveyed to Ralph Cunningham (Liber 1098 of Deeds, Page 998); thence along the northeast line of lands conveyed to Cunningham, N 15 degrees 24 minutes 15 seconds W, 10.69 feet to an iron pipe set; thence N 62 degrees 02 minutes 30 seconds E, 174.81 feet to an iron pipe set; thence S 27 degrees 57 minutes 30 seconds E, parallel with and 15 feet southwest of the centerline of the railroad tracks, 123.74 feet to an iron pipe set; thence S 76 degrees 22 minutes W, 42.52 feet to the place of beginning.

PARCEL II

ALL THAT TRACT OR PARCEL OF LAND located in the Town of Gouverneur, County of St. Lawrence and State of New York, bounded and described as follows:

BEGINNING at a stake in the northerly margin of Johnstown Road. leading from Gouverneur to Oxbow, said stake also being in the southwest line of lands conveyed from James E. Hockey and Anna Hockey to John Warner and May C. Warner by deed dated February 3, 1949, and recorded in the St. Lawrence County Clerk’s Office In Liber 434 of deeds at page 544; and runs thence from the point of beginning, along the margin of Johnstown Road, South 82 degrees 29 minutes West, 26.34 feet to an iron pipe;

Schedule A cont’d

THENCE North 26 degrees 01 minutes West, 633.78 feet to an iron pipe set in a southeast line of Warner;

THENCE South 65 degrees 37 minutes West, along a southeast line of Warner 649.13 feet to a stone wall intersection;

THENCE North 27 degrees 59 minutes West, along a southwest line of Warner, 2.970.1 feet to a inch maple tree on the bank of the Oswegatchie River;

THENCE CONTINUING on the same bearing (North 27 degrees 59 minutes West) about 140 feet to the centerline of said river;

THENCE easterly along the centerline of the river as it winds and tums to a point. North 20 degrees 56 minutes West, about 100 feet from a point on the bank of the river;

THENCE South 20 degrees 56 minutes East about 100 feet to said point, it being North 88 degrees 28 minutes East, 2,439.1 feet from the last described 22” maple tree;

THENCE South 67 degrees 59 minutes East, along the southwest line of Rushmore Paper Mills, Inc. 349.8 feet to a tree at afence corner;

THENCE South 37 degrees 12 minutes East, continuing along the southwestline of Rushmore Paper Mills, Inc. 534.60 feet to a point near the shore of the Oswegatchie River;

THENCE South 32 degrees 16 minutes East, continuing along the southwest line of the Rushmore Paper Mills, Inc. 264.0 feet to a point near the shore;

THENCE North 28 degrees 53 minutes East, 132 feet to the centerline of the Oswegatchie River;

THENCE southeasterly along the centerline as it winds and turns to a point North 64 degrees 09 minutes East about 103 feet from a post on the bank;

THENCE South 64 degrees 09 minutes West about 103 feet to said post, it being South 58 degrees 44 minutes East. 1,117.8 feet from the last described point on the shore;

THENCE South 64 degrees 09 minutes West along a southeast line of Warner, aforesaid, 1,744.7 feet to a stake;

THENCE South 64 degrees 31 minutes West 645.19 feet to a stake;

THENCE South 26 degrees 01 minutes East 650.38 feet to a stake on aforementioned margin of Johnstown Road;

THENCE South 82 degrees 29 minutes West along said margin 26.34 feet to the place of beginning.

EXCEPTING FROM PARCEL II THE FOLLOWING:

A 2 acre parcel described in a deed from Curt Emple to Richard A. Byrns and Chrisoula S. Byrns by deed dated August 3, 1994 and recorded in the St Lawrence County Clerk’s Office in Liber 1081 of Deeds at Page 34. Said 2 acre parcel formerly conveyed by Esther M. Thrall, et al to Theodore W. Bayard by deed dated December 29, 1884 and recorded in the St. Lawrence County Clerk’s Office in Liber 122A of Deeds at Page 68.

Schedule A cont’d

PARCEL III

ALL THAT TRACT OR PARCEL OF LAND situate in the Village and Town of Gouverneur, County of St. Lawrence and State of New York, bounded and described as follows:

BEGINNING at a found piece of sawed marble buried in the ground in the south bounds of Prospect St. at the northwest corner of Lot No. 22 of the Bernard G. Parker’s Prospect HilI Addition to Gouverneur Village and runs thence,

1) along the south bounds of Prospect St. North 54 degrees 31 minutes 45 seconds East 55.13 feet to an iron pipe set at the northeast corner of Lot No. 22;

2) THENCE along the east line of said Lot South 35 degrees 28 minutes 15 seconds East 125.00 feet to an Iron pipe set:

3) THENCE North 54 degrees 31 minutes 45 seconds East 50.09 feet to an iron pipe set;

4) THENCE South 35 degrees 28 minutes 15 seconds East 25.00 feet to an iron pipe set at the southwest corner of lot No. 20. of said Prospect Hill Addition;

5) THENCE North 54 degrees 31 minutes 45 seconds East 60.08 feet to an iron pipe set at the southeast corner of lot No. 20;

6) THENCE North 35 degrees 28 minutes 15 seconds West along the line between lots 20 and 19, 25.00 feet to an iron pipe set;

7) THENCE North 54 degrees 31 minutes 45 seconds East 49.73 feet to an iron pipe set in the line between 19 and 18;

8) THENCE along said line South 35 degrees 28 minutes 15 seconds East 25.00 feet to an iron pipe set at the southwest corner of Lot 18;

9) THENCE North 54 degrees 31 minutes 45 seconds East 114.79 feet to an iron pipe set at the southeast corner of Lot 17;

10) THENCE along the line between lots 17 and 16 North 35 degrees 28 minutes 15 seconds West 25.00 feet to an iron pipe set;

11) THENCE North 54 degrees 31 minutes 45 seconds East 49.96 feet to an iron pipe set in the line between Lots 16 and 15;

12) THENCE South 35 degrees 28 minutes 15 seconds East 25.00 feet to an iron pipe set at the southwest corner of Lot 15;

13) THENCE along the rear of Lots 15, 14, 13, 12 and 11 North 54 degrees 31 minutes 45 seconds East 273.73 feet to a found iron pipe;

14) THENCE South 35 degrees 28 minutes 15 seconds East 198.00 feet to an iron pipe set in the north bounds of the Conrall Railroad lands;

15) THENCE along said railroad north bounds South 54 degrees 31 minutes 45 seconds West 856.79 feet to an iron pipe set;

Schedule A cont’d

16) THENCE North 25 degrees 29 minutes 15 seconds West 201.05 feet to an iron pipe set at the southwest corner of Lots No. 25;

17) THENCE along the rear of Lot 25 and 24 North 54 degrees 31 minutes 45 seconds East 118.36 feet to an iron pipe set at the southeast comer of Lot No. 24;

18) THENCE North 35 degrees 28 minutes 15 seconds West along the line between lot 24 and 23 25.00 feet to an iron pipe set;

19) THENCE North 54 degrees 31 minutes 45 seconds East 50.00 feet to an iron pipe set in the line between Lots 23 and 22;

20) THENCE along said line North 36 degrees 28 minutes 15 seconds West 125.00 feet to the point and place of beginning.

TOGETHER WITH THE FOLLOWING:

All the grantor’s right, title, if any, in and to the following:

(I) a parcel of land on the north side of the centerline of Bolton Street, described al Parcel 2 in deed from Samuel Child et al to Rushmore Paper Mills, Inc. dated June 1, 1935, and recorded in Liber 292 or Deeds at page 303, and

(II) a parcel of land adjoining a portion of the northern boundary of Parcel I. described above, identified as “By Deed Description” on Plant Site Plat, being a portion of the property conveyed by deed from Samuel Child et al to Rushmore Paper Mills Inc., dated June 1, 1935, recorded In Liber 292 of Deeds at page 303.

Being the same fee parcels conveyed to Cellu Tissue Corporation - Natural Dam by deed from the Fonda Group, Inc. dated March 24, 1998 and recorded April 29, 1998 In the St. Lawrence County Clerk’s Office as Instrument No. 1998-00000298.]